Exhibit 99.1

CV Sciences, Inc. Pre-Announces Record Second Quarter 2018 Sales

Company Expects to Report Sales of $12.3 Million, up 203% from the same quarter in 2017

Will Host Earnings Call on Wednesday, August 1, 2018

LAS VEGAS, July 25, 2018 (GLOBE NEWSWIRE) -- CV Sciences, Inc. (OTCQB:CVSI) , preeminent supplier and manufacturer of hemp-based phytocannabinoids including cannabidiol (CBD) oil and developer of specialty pharmaceutical therapeutics, today announced unaudited second quarter 2018 revenue and selected business highlights for the quarter ended June 30, 2018.

Revenue and Business Highlights for Second Quarter 2018

•	Second quarter 2018 revenue is expected to be $12.3 million, up 203% compared to the second quarter of 2017, and a 53% sequential increase over Q1 2018.

•	Company increased retail store count to 1,968 natural and organic health food stores as of June 30, 2018, representing an 11.1% sequential increase over the Company’s retail store count for the first quarter of 2018.

“Q2 2018 was a pivotal quarter for the Company, as it validates our continued momentum in driving growth and sales,” stated Joseph Dowling, Chief Executive Officer (CEO) of CV Sciences. “In Q1 of 2018, we reported our first quarter of profitability, and with these Q2 results we have demonstrated the strength of our products and the power of our brand recognition within the industry. Our PlusCBD™ product line is now positioned for mainstream acceptance and expanded distribution as the health and wellness markets continue to embrace CBD commercialization and standardization.”

As a reminder, CV Sciences will be hosting its Second Quarter 2018 Financial Results Call on Wednesday, August 1, at 1:15pm PT/4:15pm ET. CEO Joseph Dowling will lead the call to provide an operational and financial summary of the quarter ended June 30, 2018.

Event: CV Sciences Second Quarter 2018 Financial Results Call

Date: Wednesday, August 1, 2018

Time: 1:15pm PT/4:15pm ET

Telephone access (U.S. and Canada): 877-407-8293

Telephone access (International): 201-689-8349

Live webcast: www.cvsciences.com under the Investors section

On Saturday, August 4, 2018, the Company will host its Annual General Meeting and Investor Day at its corporate headquarters in San Diego, California. The Investor Day will feature a corporate presentation from the Company's senior management team who will review the Company’s business strategy and highlights of its recent earnings quarter, followed by a tour of its new facility. Institutional investors, financial analysts, and media interested in attending may contact Investor Relations at ir@cvsciences.com.

About CV Sciences, Inc.
CV Sciences, Inc. (OTCQB: CVSI) operates two distinct business segments: a drug development division focused on developing and commercializing novel therapeutics utilizing synthetic CBD; and, a consumer product division focused on manufacturing, marketing and selling plant-based CBD products to a range of market sectors. CV Sciences, Inc. has primary offices and facilities in San Diego, California and Las Vegas, Nevada.  Additional information is available from OTCMarkets.com or by visiting www.cvsciences.com.

FORWARD-LOOKING DISCLAIMER

This press release may contain certain forward-looking statements and information, as defined within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and is subject to the Safe Harbor created by those sections. This material contains statements about expected future events and/or financial results that are forward-looking in nature and subject to risks and uncertainties. Such forward-looking statements by definition involve risks, uncertainties.

CONTACT:
Robert Haag
Managing Director, IRTH Communications
CVSI@irthcommunications.com
866-976-4784

Source: CV Sciences, Inc.